Exhibit 99.1

TRANSACT TECHNOLOGIES REPORTS SECOND QUARTER 2009 RESULTS

HAMDEN, CT – August 5, 2009 – TransAct Technologies Incorporated (NASDAQ: TACT), a global leader in market-specific printers for transaction-based industries, today announced financial results for the three and six months ended June 30, 2009.  Summary results for these periods are as follows:

	Three months ended June 30,			Six months ended June 30,
(in $000s, except EPS)	2009	2008	% change	2009	2008	% change
Net Sales	$14,236	$16,319	(12.8%)	$26,438	$30,604	(13.6%)

Operating income (loss) (1)	1,042	399	161.2%	1,221	(660)	NM
Net income (loss) (1)	649	290	123.8%	770	(402)	NM
Diluted earnings (loss) per share(1)	$0.07	$0.03	133.3%	$0.08	$(0.04)	NM
(1) Operating income (loss) includes $1,132,000 and $3,029,000 of legal fees related to the settled lawsuit with FutureLogic, Inc. (the “FL Legal Fees”) in the three and six months ended June 30, 2008, respectively. Net income (loss) includes $651,000 and $1,875,000 of FL Legal Fees, net of tax, in the three and six months ended June 30, 2008, respectively. Net income (loss) per share includes the negative impact of $0.07 and $0.20 from the FL Legal Fees in the three and six months ended June 30, 2008, respectively.

“We are very pleased with our second quarter 2009 results,” said Bart C. Shuldman, Chairman, President and Chief Executive Officer of TransAct Technologies.  “Despite the overall impact of the global recession on our markets and in particular the resulting slowdown in replacement slot machine sales in the domestic casino market, TransAct performed well.  We focused our efforts on areas we believed could deliver revenue growth this year while we continued to lower our costs to drive improved gross margin.”
Mr. Shuldman continued, “Our banking and point-of-sale business experienced significant revenue growth from a large banking customer and the McDonald’s coffee and grill initiative.  Our banking business grew by over 800% and our McDonald’s business grew over 250% compared to the second quarter of 2008.  TransAct Services Group (TSG) continued to post year-over-year revenue gains despite a decline in retail transaction volume in the United States, as TSG revenue increased 7% compared to the second quarter of 2008.  This growth was primarily due to continued strength in our consumables business, which was aided by growing internet sales.   Our international gaming sales increased 9%, helping to offset a 36% decline in our overall casino and gaming printer sales compared to the second quarter of 2008 that resulted from a worldwide slowdown in replacement slot machine sales.  Lottery sales, which can vary significantly from quarter-to-quarter, declined by 59% due to the timing of orders from our lottery customer.  Finally, our cost control initiatives drove both higher gross margin and lower operating expenses compared to the second quarter of last year.”

Second Quarter Highlights

•	April 13, 2009 – TransAct Technologies selected exclusively by Creek Nation’s River Spirit Casino to provide Epic 950® printers

•	April 28, 2009 – TransAct Technologies receives $3.6 million order from lottery customer

•	June 2, 2009 – TransAct’s Epic 950® Printer Selected Exclusively by City of Dreams Entertainment Resort in Macau

Second Quarter 2009 Results

Revenue for the second quarter of 2009 was $14.2 million, a decrease of 13% compared to $16.3 million in the prior-year period.  Gross margin for the quarter was 34.1%, an increase of approximately 60 basis points from 33.5% in the prior-year quarter.  Operating expenses were $3.8 million, a decrease of $1.2 million from the prior-year period driven largely by the absence of $1.1 million of legal fees incurred in the prior-year period in connection with the now-settled litigation with FutureLogic, Inc., as well as a reduction in overall operating expenses from cost reduction actions taken during 2009.  The Company recorded net income in the second quarter of 2009 of approximately $0.6 million, or $0.07 per diluted share, compared to net income of approximately $0.3 million, or $0.03 per diluted share, in the prior-year period.  Legal fees associated with the FutureLogic, Inc. litigation reduced net income and diluted earnings per share in the prior-year period by $0.7 million and $0.07, respectively.
Six Month 2009 Results

Revenue for the six months ended June 30, 2009 was $26.4 million, a decrease of 14% compared to $30.6 million in the prior-year period.  Gross margin for the six months ended June 30, 2009 was 34.0%, an increase of approximately 50 basis points from 33.5% in the prior-year period.  Operating expenses were $7.8 million, a decrease of $3.1 million from the prior-year period driven largely by the absence of $3.0 million of legal fees incurred in the prior-year period in connection with the now-settled litigation with FutureLogic, Inc., as well as a reduction in overall operating expenses from cost reduction actions taken during 2009.  The Company recorded net income of approximately $0.8 million, or $0.08 per diluted share, for the six months ended June 30, 2009, compared to a net loss of approximately $0.4 million, or $0.04 per share, for the prior-year period in 2008.  Severance costs reduced net income and earnings per share in the first half of 2009 by $0.1 million and $0.01, respectively, while legal fees associated with the FutureLogic, Inc. litigation reduced net income and diluted earnings per share in the first half of 2008 by $1.9 million and $0.20, respectively.
Liquidity and Capital Resources

As of June 30, 2009, TransAct had approximately $1.9 million in cash and cash equivalents, and no debt obligations outstanding under the Company’s $20 million revolving credit facility.  During the second quarter of 2009, the Company did not repurchase any shares under its stock repurchase program.  As of June 30, 2009, the Company had repurchased a total of 1,164,100 shares for approximately $8.5 million under its current authorization.  TransAct’s $15 million repurchase program allows the Company to repurchase up to $6.5 million in additional shares through March 2010.
2009 Outlook

The Company expects stronger results for the remainder of 2009, compared to the first half of 2009, due to an increasing backlog of orders and forecasts of order flow provided by some of the Company’s customers.  In addition, the Company continues to expect its free cash flow (cash provided by operations less capital expenditures) for 2009 to exceed $3 million, adding to its current cash position of $1.9 million as of June 30, 2009.

Investor Conference Call / Webcast Details

TransAct will review detailed second quarter 2009 results during a conference call today at 5:00 PM EDT. The conference call-in number is 800-926-7061. A replay of the call will be available from 8:00 PM EDT on Wednesday, August 5 through midnight EDT on Wednesday, August 12 by telephone at 888-203-1112; passcode 4855677.  Investors can also access the conference call via a live webcast on the Company's Web site at http://www.transact-tech.com.  A replay of the call will be archived on that Web site for one week.

About TransAct Technologies Incorporated

TransAct Technologies Incorporated (NASDAQ: TACT) is a leader in developing and manufacturing market-specific printers for transaction-based industries. These industries include casino, gaming, lottery, banking, kiosk and point-of-sale.  Each individual market has distinct, critical requirements for printing and the transaction is not complete until the receipt and/or ticket is produced.  TransAct printers are designed from the ground up based on market specific requirements and are sold under the Ithaca® and Epic product brands.  TransAct distributes its printers through OEMs, value-added resellers, selected distributors, and direct to end-users.  TransAct has over two million printers installed around the world.  TransAct is committed to world-class printer service, spare parts and accessories required by a growing worldwide installed base of printers.  Beyond printers, TransAct is a leader in providing printing supplies to the full transaction printer market.  Through its TransAct Services Group, TransAct provides a complete range of supplies and consumables items used in the printing and scanning activities of customers in the hospitality, banking, retail, gaming and government verticals.  Through its webstore, http://www.transactsupplies.com, and an expert direct selling team, TransAct addresses the rapidly growing on-line demand for this product category.  TransAct is headquartered in Hamden, CT.  For more information on TransAct, visit http://www.transact-tech.com or call 203.859.6800.

Forward-Looking Statements:

Certain statements in this press release include forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as “may”, “will”, “expect”, “intend”, “estimate”, “anticipate”, “believe” or “continue” or the negative thereof or other similar words. All forward-looking statements involve risks and uncertainties, including, but are not limited to, customer acceptance and market share gains, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; introduction of new products into the marketplace by competitors; successful product development; dependence on significant customers; dependence on significant vendors; dependence on a sole source contractor manufacturer for the assembly of a large portion of the Company’s products in China; the ability to protect intellectual property; the ability to recruit and retain quality employees as the Company grows; dependence on third parties for sales outside the United States, including Australia, New Zealand, Europe, Latin America and Asia; economic and political conditions in the United States, Australia, New Zealand, Europe, Latin America and Asia; marketplace acceptance of new products; risks associated with foreign operations; availability of third-party components at reasonable prices; price wars or other significant pricing pressures affecting the Company's products in the United States or abroad; and risks associated with potential future acquisitions. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements. The forward-looking statements speak only as of the date of this release and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

Contact:

TransAct Technologies Incorporated
Steven DeMartino, EVP and Chief Financial Officer
203-859-6810

ICR Inc.
William Schmitt
203-682-8200

TRANSACT TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
(In thousands, except per share amounts)	June 30,		June 30,
	2009	2008	2009	2008
Net sales	$14,236	$16,319	$26,438	$30,604
Cost of sales	9,380	10,859	17,456	20,365
Gross profit	4,856	5,460	8,982	10,239

Operating expenses:
Engineering, design and product development	666	691	1,360	1,406
Selling and marketing	1,455	1,516	2,853	2,967
General and administrative	1,693	1,722	3,548	3,497
Legal fees associated with lawsuit	-	1,132	-	3,029
	3,814	5,061	7,761	10,899
Operating income (loss)	1,042	399	1,221	(660)

Other expense:
Interest, net	(18)	(7)	(33)	(3)
Other, net	(50)	(8)	(30)	(6)
	(68)	(15)	(63)	(9)
Income (loss) before income taxes	974	384	1,158	(669)
Income tax provision (benefit)	325	94	388	(267)
Net income (loss)	$649	$290	$770	$(402)

Net income (loss) per common share:
Basic	$0.07	$0.03	$0.08	$(0.04)
Diluted	$0.07	$0.03	$0.08	$(0.04)

Shares used in per share calculation:
Basic	9,284	9,309	9,271	9,294
Diluted	9,353	9,516	9,280	9,294

SUPPLEMENTAL INFORMATION – SALES BY SALES UNIT:
	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008
Banking and point-of-sale	$5,517	$3,013	$7,958	$5,746
Casino and gaming	3,459	5,440	8,316	10,277
Lottery	1,960	4,786	3,066	8,396
TransAct Services Group	3,300	3,080	7,098	6,185
Total net sales	$14,236	$16,319	$26,438	$30,604

TRANSACT TECHNOLOGIES INCORPORATED
CONSOLIDATED BALANCE SHEETS
(Unaudited)
	June 30,	December 31,
(In thousands)	2009	2008
Assets:
Current assets:
Cash and cash equivalents	$1,934	$2,000
Receivables, net	8,764	8,734
Inventories	10,421	9,919
Refundable income taxes	35	35
Deferred tax assets	2,055	2,054
Other current assets	541	352
Total current assets	23,750	23,094

Fixed assets, net	5,039	5,563
Goodwill, net	1,469	1,469
Deferred tax assets	1,375	1,759
Intangibles and other assets, net	282	349
	8,165	9,140
Total assets	$31,915	$32,234

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$3,907	$4,863
Accrued liabilities	2,156	2,847
Deferred revenue	484	333
Total current liabilities	6,547	8,043

Deferred revenue, net of current portion	349	259
Accrued warranty, net of current portion	79	133
Deferred rent	450	473
Other liabilities	44	44
	922	909
Total liabilities	7,469	8,952

Shareholders’ equity:
Common stock	105	105
Additional paid-in capital	21,278	20,890
Retained earnings	11,663	10,893
Accumulated other comprehensive loss, net of tax	(62)	(68)
Treasury stock, at cost	(8,538)	(8,538)
Total shareholders’ equity	24,446	23,282
Total liabilities and shareholders’ equity	$31,915	$32,234